Exhibit 99.1

Company Contacts:

Michael McConnell

Chief Financial Officer

503-469-4652

mmcconnell@digimarc.com

Scott Liolios or Matt Glover

Liolios Group, Inc.

Investor Relations for Digimarc

949-574-3860

info@liolios.com

FOR IMMEDIATE RELEASE

Digimarc Reports Fourth Quarter and Full Year 2012 Financial Results

2012 Operating Income Improved 128% Over 2011 on 23% Higher Revenues; Company

Declares Quarterly Dividend of $0.11 per Share

Beaverton, Ore. — February 21, 2013— Digimarc Corporation (NASDAQ: DMRC) reported financial results for the fourth quarter and fiscal year ended December 31, 2012.

Fourth Quarter 2012 Results

Revenues for the fourth quarter 2012 increased 4% to $9.3 million from $8.9 million in the same quarter a year ago. The increase was primarily attributable to higher licensing revenues from Verance and Intellectual Ventures (“IV”) as well as initial revenues for one month from Attributor Corporation, partially offset by the elimination of revenues from the suspension of operations of the Nielsen joint ventures in Q1 2012.

Operating income for the fourth quarter 2012 increased 60% to $1.9 million from $1.2 million in the same year-ago quarter. The increase reflects higher revenues and lower operating expenses.

Net income for the fourth quarter 2012 was $1.1 million or $0.14 per diluted share compared to $0.5 million or $0.06 per diluted share in the fourth quarter of 2011. The improvement in net income reflects increased revenues.

Full Year 2012 Results

Revenues in 2012 increased 23% to a record $44.4 million from $36.0 million in 2011. The improvement was driven primarily by the $8 million past due royalties payment from Verance received in Q1 2012 and from increased license payments from IV and Verance, partially offset by lower revenues from the suspension of the company’s joint ventures with Nielsen.

Operating income in 2012 increased 128% to $14.6 million from $6.4 million in 2011. The improvement reflects increased revenues, partially offset by slightly higher operating expenses as a result of the company’s recent acquisition of Attributor Corporation in December 2012.

Net income in 2012 increased 46% to $8.3 million or $1.12 per diluted share from $5.7 million or $0.76 per diluted share in 2011. The improvement primarily reflects increased revenues. Net income for 2011 includes losses from the suspended joint ventures as well as the reversal of the valuation allowance against deferred tax assets.

At December 31, 2012, cash, cash equivalents and marketable securities totaled $39.1 million, up from $33.4 million at December 31, 2011. This increase is net of the $5.4 million paid in connection with the Attributor acquisition.

On February 20, 2013, Digimarc declared a quarterly dividend of $0.11 per share on the outstanding common shares, payable on March 11, 2013 to shareholders of record at the close of business on March 4, 2013. The aggregate amount of the quarterly dividend payment is expected to be approximately $800,000.

The current investor presentation is available on Digimarc’s website at:

http://www.digimarc.com/investors/presentations

Conference Call

Digimarc will hold a conference call later today (Thursday, February 21, 2013) to discuss these results. The company’s Chairman and CEO Bruce Davis and CFO Mike McConnell will host the call starting at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). A question and answer session will follow management’s presentation.

The call will be broadcast live via webcast at www.digimarc.com/investors and www.earnings.com, and will be available for replay until March 7, 2013. Thereafter, the webcast will be archived and available on Digimarc’s website at www.digimarc.com/investors/investor-events-and-webcasts.

For those who wish to listen to the call via telephone, please dial the listen-only telephone number below at least 5-10 minutes prior to the scheduled start time:

Listen-Only Number: 866-562-9934

Conference ID#: 10340926

If you have any difficulty connecting with the conference call, please contact Liolios Group at 949-574-3860.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Beaverton, Oregon, is a leading innovator and provider of enabling technologies that create digital identities for all forms of media and many everyday objects. The embedded digital IDs are imperceptible to humans, but not to computers, networks and devices like mobile phones, which can now use cameras and microphones as sensory inputs to “see, hear and understand” the world around them within the context of their environment. Digimarc has built an extensive intellectual property portfolio with patents in digital watermarking, content identification and management, media and object discovery to enable ubiquitous computing, and related technologies. Digimarc develops solutions, licenses its intellectual property, and provides development services to business partners across a range of industries. For more information, please visit www.digimarc.com.

Forward-looking Statements

With the exception of historical information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements and any related inferences regarding increases in services and license and subscription revenues, and other statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts” and “continue” or other derivations of these or other comparable terms. These forward-looking statements are statements of management’s opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and/or regulatory factors. More detailed information about risk factors that may affect actual results will be set forth in the company’s Form 10-K for the year ended December 31, 2012 and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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Digimarc Corporation

Income Statement Information

(in thousands, except per share amounts)

(Unaudited)

	Three-Month Information		Twelve-Month Information
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
Revenue:
Service	$2,519	$3,053	$10,792	$12,395
License & subscription	6,795	5,872	33,583	23,644

Total revenue	9,314	8,925	44,375	36,039
Cost of revenue:
Service	1,373	1,775	5,917	6,638
License & subscription	275	81	591	299

Total cost of revenue	1,648	1,856	6,508	6,937
Gross profit:
Service	1,146	1,278	4,875	5,757
License & subscription	6,520	5,791	32,992	23,345

Total gross profit	7,666	7,069	37,867	29,102
Gross margin:
Service	45%	42%	45%	46%
License & subscription	96%	99%	98%	99%
Total revenue	82%	79%	85%	81%
Operating expenses:
Sales and marketing	913	1,051	3,827	4,336
Research, development and engineering	2,277	1,710	8,741	7,327
General and administrative	2,226	2,839	9,457	9,956
Intellectual property	329	268	1,248	1,094

Total operating expenses	5,745	5,868	23,273	22,713
Operating income	1,921	1,201	14,594	6,389
Net loss from joint ventures	—	(784)	(1,107)	(2,714)
Interest income, net	40	46	179	195

Income before income taxes	1,961	463	13,666	3,870
(Provision) benefit for income taxes	(907)	(10)	(5,394)	1,786

Net income	$1,054	$453	$8,272	$5,656

Earnings per common share:
Net income per common share - basic	$0.15	$0.07	$1.16	$0.84
Net income per common share - diluted	$0.14	$0.06	$1.12	$0.76
Weighted average common shares outstanding - basic	6,791	6,699	6,757	6,741
Weighted average common shares outstanding - diluted	6,966	7,279	6,989	7,430
Cash dividends declared per common share:	$0.11	$—	$0.33	$—

Digimarc Corporation

Balance Sheet Information

(in thousands)

(Unaudited)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents (1)	$6,866	$3,419
Marketable securities (1)	25,403	22,244
Trade accounts receivable, net	4,216	3,502
Other current assets	1,016	1,306

Total current assets	37,501	30,471
Marketable securities (1)	6,787	7,715
Property and equipment, net	1,453	1,395
Intangible assets, net	6,721	2,808
Goodwill	1,114	—
Investments in joint ventures	—	415
Deferred tax assets, net	3,589	2,634
Other assets	166	355

Total assets	$57,331	$45,793

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$1,143	$952
Deferred revenue	2,512	2,660

Total current liabilities	3,655	3,612
Deferred rent and other long-term liabilities	673	464

Total liabilities	4,328	4,076
Commitments and contingencies
Shareholders’ equity:
Preferred stock	50	50
Common stock	7	7
Additional paid-in capital	39,869	34,511
Retained earnings	13,077	7,149

Total shareholders’ equity	53,003	41,717

Total liabilities and shareholders’ equity	$57,331	$45,793

(1)	Aggregate cash, cash equivalents, short- and long-term marketable securities was $39,056 and $33,378 at December 31, 2012 and 2011, respectively.

Digimarc Corporation

Cash Flow Information

(in thousands)

(Unaudited)

	Three-Month Information		Twelve-Month Information
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$1,054	$453	$8,272	$5,656
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	156	139	600	613
Amortization and write-off of intangibles	172	38	385	143
Stock-based compensation	1,054	1,178	5,256	4,216
Net loss from joint ventures	—	784	1,107	2,714
Deferred income taxes	(207)	(202)	(284)	(3,640)
Tax benefit from stock-based awards	1,303	274	3,688	1,871
Excess tax benefit from stock-based awards	(1,243)	(274)	(3,044)	(1,066)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(59)	(82)	(187)	(21)
Other current assets	264	109	219	240
Other assets	34	73	201	107
Accounts payable and other liabilities	(934)	(741)	(228)	(668)
Deferred revenue	128	729	(384)	88

Net cash provided by operating activities	1,722	2,478	15,601	10,253
Cash flows from investing activities:
Purchase of property and equipment	(194)	(66)	(570)	(678)
Capitalized patent costs and purchased intellectual property	(272)	(168)	(1,170)	(712)
Investments in joint ventures, net	—	—	(692)	(2,100)
Business acquisitions, net of cash acquired	(5,092)	—	(5,092)	—
Sale or maturity of marketable securities	26,534	14,385	144,214	74,689
Purchase of marketable securities	(24,312)	(15,247)	(146,444)	(65,044)

Net cash provided by (used in) investing activities	(3,336)	(1,096)	(9,754)	6,155
Cash flows from financing activities:
Issuance of common stock	212	96	1,660	1,651
Purchase of common stock	(861)	(452)	(4,760)	(22,046)
Cash dividends paid	(783)	—	(2,344)	—
Excess tax benefit from stock-based awards	1,243	274	3,044	1,066

Net cash used in financing activities	(189)	(82)	(2,400)	(19,329)

Net increase (decrease) in cash and cash equivalents (2)	$(1,803)	$1,300	$3,447	$(2,921)

Cash equivalents and marketable securities at beginning of period	43,080	31,216	33,378	45,944
Cash equivalents and marketable securities at end of period	39,056	33,378	39,056	33,378

(2) Net increase (decrease) in cash, cash equivalents and marketable securities	$(4,024)	$2,162	$5,678	$(12,566)

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